Exhibit 99.n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of

Stone Harbor Local Markets Income Fund:

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-142998  on Form N-2 of our report dated July 13, 2007, relating to the statement of assets and liabilities of the Stone Harbor Local Markets Income Fund appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado
July 13, 2007